Exhibit 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES First QUARTER 2026 RESULTS

VERO BEACH, Fla., (May 7, 2026) – Bimini Capital Management, Inc. (OTCQX: BMNM), (“Bimini Capital,” “Bimini,” or the “Company”), today announced results of operations for the three-month period ended March 31, 2026.

First Quarter 2026 Highlights

●	Net income of approximately $0.8 million, or $0.08 per common share, compared to net income of approximately $0.6 million, or $0.06 per common share, in the first quarter of 2025
●	Book value per share of $1.34 at March 31, 2026, compared to $1.26 at December 31, 2025
●	Company to discuss results on Friday, May 8, 2026, at 10:00 AM ET

Management Commentary

Commenting on the first quarter results, Robert E. Cauley, Chairman and Chief Executive Officer of Bimini, said, “On April 1, 2026, Bimini Advisors Holdings, LLC, the parent of our registered investment advisor, Bimini Advisors, LLC completed the acquisition of eighty percent (80%) of the fully diluted equity interests of Tom Johnson Investment Management, LLC (“TJIM”), a privately held registered investment adviser. TJIM manages approximately $1.6 billion of assets under management across equity and fixed income markets. TJIM’s management agreements are diverse, covering individual accounts, sub-advisory agreements, and wrap programs. The existing owner of TJIM is retaining an ownership interest in TJIM and Bimini will be retaining its current staff and investment management team. As we stated when we announced the transaction in January, the purpose of the transaction is to both expand and diversify Bimini's advisory services segment. The Company has generated sufficient excess cash flows in recent periods such that it was not necessary to liquidate its entire Agency RMBS portfolio or any of its shares of Orchid Island to fund the transaction.  Accordingly, we will continue to operate an Agency RMBS portfolio, although the leverage employed will be lower than was typically the case prior to the acquisition.

“Regarding our results for the quarter, uneven market conditions for the Agency RMBS market caused Orchid Island Capital, Inc. ("Orchid") and Bimini’s investment portfolio segment to report modest losses for the quarter. Orchid reported a net loss of $20.2 million or $0.11 per share for the first quarter of 2026. Bimini’s investment portfolio segment generated a net loss of $0.7 million for the first quarter of 2026. Orchid was able to continue to expand its equity base however and its stockholders' equity increased from $1.372 billion at December 31, 2025, to $1.392 billion at March 31, 2026. As a result, Bimini's advisory service revenues also increased to $5.1 million compared to $4.7 million for the fourth quarter of 2025. The advisory service segment generated net income for the first quarter of $2.25 million and Bimini’s consolidated net income for the first quarter was $0.8 million or $0.08 per share. We look forward to discussing TJIM’s results for the second quarter of 2026 as part of quarterly earnings discussion next quarter.

“Finally, regarding market conditions during the first quarter of 2026 the fixed income markets experienced a period of calm as 2025 came to close and we entered 2026.  Interest rates have remained in a very tight range, implied interest rate volatility has continued the steady decline that began in April of 2025, and Agency RMBS performed well during the first two months of the first quarter of 2026.  Other sectors of the fixed income markets performed well over this period as well, and spreads on investment grade corporate bonds reached levels not seen since 1998.  As 2026 began, economic activity remained resilient, including the labor market. However, the outlook has since changed after war broke out in the Middle East - the world’s most critical oil and chemical supply region suffered intense military attacks leading to supply interruptions. Inflation, which was already sticky, may move even higher and the economic outlook has become very uncertain as the effect of the war on growth, both in the US and globally, has deteriorated. The ultimate outcome of the war remains uncertain nor is the end in sight at this moment.  To date the economy in the US has remained resilient but there is still uncertainty if it can continue to do so.”

Details of First Quarter 2026 Results of Operations

Bimini reported net income of approximately $0.8 million, or $0.08 per common share, compared to net income of approximately $0.6 million, or $0.06 per common share, in the first quarter of 2025. Bimini's advisory service revenues of approximately $5.1 million represented a 9% increase over the fourth quarter of 2025 and a 43% increase over the first quarter of 2024. This was a result of an increase in stockholders' equity of Orchid Island Capital, Inc. ("Orchid"), from $855.9 million at March 31, 2025 to $1.4 billion at December 31, 2025 and $1.4 billion at March 31, 2026.

Interest revenue from our mortgage-backed securities ("MBS") portfolio decreased 20% from the fourth quarter of 2025 and 33% from the first quarter of 2025 as the Company liquidated most of its portfolio during the quarter to fund the acquisition of an 80% interest in Tom Johnson Investment Management, LLC ("TJIM"), a registered investment advisor, which was completed on April 1. Repurchase agreement funding costs in the first quarter of 2026 decreased by 32% compared to the fourth quarter of 2025 and by 47% compared to the first quarter of 2025. Despite the smaller ending portfolio, net interest income, inclusive of dividends from holdings of Orchid common shares, increased by approximately 6% from the fourth quarter of 2025 and 5% from the first quarter of 2025 due to the timing of asset sales toward the end of the quarter and lower funding rates of our repurchase agreement portfolio.  These amounts represent net interest income from the investment portfolio and do not include interest charges on our trust preferred or other long-term debt.

Interest charges on the trust preferred and other long-term debt of $0.50 million were down from $0.51 in the fourth quarter of 2025 and down from $0.54 million from the first quarter of 2025. Expenses of $3.7 million were down by 4% from the fourth quarter of 2025 and up by 27% compared to the first quarter of 2025. The increase in expenses over the first quarter of 2025 was due to the approximately $0.6 million in TJIM acquisition costs incurred in the current period. Bimini recorded an income tax provision of $0.2 million for the first quarter of 2026.

Management of Orchid Island Capital, Inc.

Orchid is managed and advised by Bimini's subsidiary, Bimini Advisors, LLC ("Bimini Advisors"). As manager, Bimini Advisors is responsible for administering Orchid’s business activities and day-to-day operations. Pursuant to the terms of a management agreement, Bimini Advisors, provides Orchid with its management team, including its officers, along with appropriate support personnel. Bimini also maintains a common stock investment in Orchid, which is accounted for under the fair value option, with changes in fair value recorded in the statement of operations for the current period. For the three months ended March 31, 2026, Bimini’s statement of operations included dividends of $0.2 million from its investment in Orchid common stock. Also, during the three months ended March 31, 2026, Bimini recorded $5.1 million in advisory services revenue for managing Orchid’s portfolio, consisting of $4.0 million of management fees, $0.8 million in overhead reimbursement, and $0.3 million in repurchase, clearing and administrative fees.

Book Value Per Share

The Company's book value per share on March 31, 2026 was $1.34. The Company computes book value per share by dividing total stockholders' equity by the total number of outstanding shares of the Company's Class A Common Stock. At March 31, 2026, the Company's stockholders’ equity was $13.4 million, with 10,005,457 Class A Common shares outstanding.

Portfolio

The following tables summarize the MBS portfolio as of March 31, 2026 and December 31, 2025:

($ in thousands)
			Weighted
			Average
		Weighted	Maturity
	Fair	Average	in	Longest
	Value	Coupon	Months	Maturity
March 31, 2026	$16,066	5.35%	322	1-May-53
December 31, 2025	$88,929	5.73%	331	1-Aug-54

($ in thousands)
	March 31, 2026		December 31, 2025
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$2,305	14.3%	$21,924	24.7%
Freddie Mac	13,761	85.7%	67,005	75.3%
Total Portfolio	$16,066	100.0%	$88,929	100.0%

As of March 31, 2026, the Company's portfolio had an effective duration of 3.483, indicating that an interest rate increase of 1.0% would be expected to cause a 3.483% decrease in the value of the MBS in the Company’s investment portfolio. As of December 31, 2025, the Company's portfolio had an effective duration of 2.229, indicating that an interest rate increase of 1.0% would be expected to cause a 2.229 % decrease in the value of the MBS in the Company’s investment portfolio. These figures do not include the effect of the Company’s hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing and Liquidity

As of March 31, 2026, the Company had outstanding repurchase obligations of approximately $15.2 million with a net weighted average borrowing rate of 3.79%. These agreements were collateralized by MBS with a fair value, including accrued interest, of approximately $16.0 million. At March 31, 2026, the Company’s liquidity was approximately $16.5 million, consisting of unpledged MBS and cash and cash equivalents.

We may pledge more of our structured MBS as part of a repurchase agreement funding but retain cash in lieu of acquiring additional assets. In this way, we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood that we will have to sell assets in a distressed market in order to raise cash. Below is a list of our outstanding borrowings under repurchase obligations as of March 31, 2026.

($ in thousands)
Repurchase Agreement Obligations
			Weighted	Weighted
	Total		Average	Average
	Outstanding	% of	Borrowing	Maturity
Counterparty	Balances	Total	Rate	(in Days)
Mitsubishi UFJ Securities (USA), Inc.	$8,234	54.2%	3.79%	13
Brean	6,493	42.8%	3.79%	23
South Street Securities, LLC	457	3.0%	3.79%	13
	$15,184	100.0%	3.79%	17

Summarized Consolidated Financial Statements

The following is a summarized presentation of the unaudited consolidated balance sheets as of March 31, 2026, and December 31, 2025, and the unaudited consolidated statements of operations for the three month periods ended March 31, 2026 and 2025. Amounts presented are subject to change.

BIMINI CAPITAL MANAGEMENT, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Amounts Subject to Change)

	March 31, 2026	December 31, 2025
ASSETS
Mortgage-backed securities	$16,065,567	$88,928,525
Cash equivalents and restricted cash	16,594,454	14,318,059
Orchid Island Capital, Inc. common stock, at fair value	4,000,569	4,097,311
Accrued interest receivable	72,989	415,092
Deferred tax assets, net	17,022,785	17,239,648
Other assets	4,695,214	4,695,337
Total Assets	$58,451,578	$129,693,972

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$15,184,000	$85,326,000
Long-term debt	27,340,751	27,346,546
Other liabilities	2,502,976	4,398,629
Total Liabilities	45,027,727	117,071,175
Stockholders' equity	13,423,851	12,622,797
Total Liabilities and Stockholders' Equity	$58,451,578	$129,693,972
Class A Common Shares outstanding	10,005,457	10,005,457
Book value per share	$1.34	$1.26

BIMINI CAPITAL MANAGEMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - Amounts Subject to Change)

	Three Months Ended March 31,
	2026	2025
Advisory services	$5,126,844	$3,582,289
Interest and dividend income	1,368,673	1,947,040
Interest expense	(1,192,966)	(1,844,020)
Net revenues	5,302,551	3,685,309
Other expense	(557,866)	(27,745)
Expenses	3,726,768	2,924,157
Net income before income tax provision	1,017,917	733,407
Income tax provision	216,863	180,837
Net income	$801,054	$552,570

Basic and Diluted Net (Loss) Income Per Share of:
CLASS A COMMON STOCK	$0.08	$0.06
CLASS B COMMON STOCK	$0.08	$0.06

	Three Months Ended March 31,
Key Balance Sheet Metrics	2026	2025
Average MBS(1)	$52,497,043	$121,656,646
Average repurchase agreements(1)	50,255,000	116,345,999
Average stockholders' equity(1)	13,023,325	7,097,692

Key Performance Metrics
Average yield on MBS(2)	8.87%	5.73%
Average cost of funds(2)	5.55%	4.49%
Average economic cost of funds(3)	4.94%	4.13%
Average interest rate spread(4)	3.32%	1.24%
Average economic interest rate spread(5)	3.93%	1.60%

(1)	Average MBS, repurchase agreements and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)

Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/repurchase agreement balances and are annualized for the quarterly periods presented.

(3)	Represents interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average repurchase agreements.
(4)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on MBS.
(5)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on MBS.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. generates a significant portion of its revenue serving as the manager of the MBS portfolio of, and providing certain repurchase agreement trading, clearing and administrative services to, Orchid. Historically, Bimini invested primarily in, but is not limited to investing in, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae) with the objective of earning returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows. On April 1, 2026, the Company completed the acquisition of eighty percent of the membership interests of TJIM, a privately held registered investment adviser. At the time of the closing, TJIM had approximately $1.6 billion of assets under management across equity and fixed income markets. The acquisition of TJIM required the deployment of a significant portion of the Company's capital previously allocated to the Agency MBS portfolio. While the Agency MBS portfolio and investment portfolio segment now contain fewer assets than prior to the acquisition of TJIM, the Company still maintains the portfolio and will likely grow it over time to the extent it is able to generate the necessary free cash flow to do so.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements, except as may be required by applicable law.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, May 8, 2026, at 10:00 AM ET. Participants can register and receive dial-in information at https://register-conf.media-server.com/register/BI53c17286d0a342e48c467f03bfad88b0. A live audio webcast of the conference call can be accessed at https://edge.media-server.com/mmc/p/y26azoiy or via the investor relations section of the Company's website at https://ir.biminicapital.com. An audio archive of the webcast will be available on the website for 30 days after the call.

CONTACT:

Bimini Capital Management, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.biminicapital.com